Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT NO. 2

EMPLOYMENT AGREEMENT AMENDMENT made on this 29th day of December 2006, by and between vFinance, Inc., a Delaware corporation (the "Company"), and Leonard J. Sokolow ("Employee").

WITNESSETH:

WHEREAS, Employee and the Company desire to amend the Amended and Restated Employment Agreement dated November 16, 2004, as amended, (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. Paragraph 3 to the Employment Agreement shall be deleted in its entirety and replaced with the following provision:

3.
Duties. Employee shall, subject to overall direction consistent with the legal authority of the Board of Directors of the Company (the "Board"), serve as, and have all power and authority inherent in the offices of Chief Executive Officer and, effective January 3, 2007, Chairman of the Board and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Board of Directors. Employee shall devote substantially all his business time and efforts to the business of the Company; provided, however, that it is understood and agreed that, while Employee may devote time to other business matters in which he has an interest, in the event of a conflict, Employee's first and primary responsibility shall be to the performance of his duties for the Company.

2. Paragraph 5 (a) to the Employment Agreement shall be deleted in its entirety and replaced with the following provision:

5. (a) Base Salary. Effective as of January 1, 2007, the Company shall pay to Employee an initial base salary of $396,750 per annum and shall increase per annum beginning January 1, 2008 by the reported COLA and each year thereafter ("Base Salary"). The Base Salary and Employee's other compensation will be reviewed by the Board at least annually and may be increased (but not decreased) from time to time as the Board may determine.

3.	Paragraph 6 (a), (b) and (c)(1) of the Employment Agreement shall be deleted in its entirety and replaced with the following provisions:

6. Severance Payments and Change of Control Payments and Provisions. Upon the occurrence of a Triggering Event (as hereinafter defined), Employee shall be entitled to the immediate receipt of change in control payments, severance or material event payments (collectively referred to as “Severance Payments and Benefits” and hereinafter defined in Paragraph 6 (c)) from the Company in accordance with the terms hereinafter set forth:

(a) Triggering Event. The occurrence of any of the following events shall be defined as a "Triggering Event" for purposes hereof:

(1)	A Change of Control (as hereinafter defined);

(2)	The Company’s termination of Employee's employment (other than for Cause (as hereinafter defined)) at any time prior to the expiration of the Term;

(3)
The voluntary resignation of Employee for "good reason," which for purposes hereof shall include, without limitation, a demotion or a change in Employee's duties to the Company under Section 3 hereof, or (ii) a reduction in salary, benefits, bonuses, incentives or perquisites;

(4)	The relocation of the principal office of the Company or the relocation of Employee outside of Broward or Palm Beach Counties in Florida; or

(5)	The death or Disability of the Employee (as defined herein).

(b) Change of Control. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events not approved by a majority of the Company’s Board of Directors who were members of the Board of Directors immediately prior to such event:

(1) Thirty percent (30%) or more of the Company's outstanding voting stock shall be beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) by any person (other than Employee), entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934;

(2) A change in the majority of the Company's Board of Directors;

(3) Any merger, consolidation or business combination pursuant to which the Company is not the surviving corporation or thirty percent (30%) or more of the Company's outstanding voting stock shall be beneficially owned (within the meaning of Section 13(d)(3) or 14(d)(2))by any person (other than Employee), entity or “group” (as defined in Rule 13d-3) after such merger, consolidation or business combination;

(4) A liquidation or dissolution of the Company; or

(5) The sale of all or substantially all of the Company's assets.

(c) Severance Payments and Benefits. For purposes of this Agreement, the term “Severance Payments and Benefits" shall mean:

(1) Employee shall receive a lump sum payment equal to:

(i) two (2) multiplied by the sum of Employee's highest annual Base Salary; plus

(ii) two (2) multiplied by the higher of:

(a) the highest bonus, incentive and other compensation payments actually received by Employee in respect of any year within the three (3) fiscal years preceding the Triggering Event (or the annualized sum of bonuses, incentives and other compensation which Employee received during the year in which the Triggering Event occurred); or

(b) the highest bonus, incentive and other compensation payments the Employee was entitled (notwithstanding the fact that the Employee agreed to a lesser amount pursuant to Section 5 (e) above) to receive pursuant to Exhibit A in respect of any year within the three (3) fiscal years preceding the Triggering Event (or the annualized sum of bonuses, incentives or other compensation which Employee was entitled to receive pursuant to Exhibit A during the year in which the Triggering Event occurred notwithstanding the fact that the Employee agreed to a lesser amount pursuant to Section 5 (e) above).

4.	All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

EMPLOYER:

VFINANCE, INC.

By: /s/ Timothy Mahoney
Authorized Representative

EMPLOYEE:

/s/ Leonard J. Sokolow
Leonard J. Sokolow